Exhibit 5.1

Cowden & Humphrey Co. LPA
4415 Euclid Avenue
Cleveland, Ohio 44103-3758

April 10 , 2008

Energy Focus, Inc.
32000 Aurora Road
Solon, Ohio 44139

Ladies and Gentlemen:

We have acted as counsel to Energy Focus, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of its registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, the Securities Act, relating to the registration of 5,814,725 shares of Common Stock, par value of $0.0001 per share, of the Company. All of the shares of Common Stock are to be offered and sold by certain shareholders of the Company (the “Selling Shareholders”).

We, as counsel to the Company, have examined such corporate records, certificates, and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company, and other sources believed by us to be responsible. Based upon the foregoing, we are of the opinion that the shares of Common Stock to be offered and sold by the Selling Shareholders, to the extent currently outstanding, have been duly authorized and legally issued and are fully paid and nonassessable, and to the extent issuable upon exercise of certain warrants held by the Selling Shareholders, when issued in accordance with the exercise provisions of the such warrants, will be duly authorized and legally issued and fully paid and non-assessable.

The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

Very truly yours,

/s/ Cowden & Humphrey Co. LPA

Cowden & Humphrey Co. LPA